Exhibit 4.3

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 3581 OF THE

GENERAL CORPORATION LAW OF THE COMMONWEALTH OF PUERTO RICO

The undersigned, Chief Executive Officer of Unusual Machines, Inc. a Puerto Rican corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on December 14, 2022;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of 1,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation, in such Series B and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue 1,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”).

Section 2. No Voting Right. Except as otherwise expressly required by law, the Series B Preferred Stock shall not be entitled to vote on any matters submitted to shareholders of the Corporation.

Section 3. Conversion.

(a) Conversion Right. Each holder of Series B Preferred Stock may, from time to time, convert any or all of such holder’s shares of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock in an amount equal to 10,000 shares of Common Stock for each share of Series B Preferred Stock converted in accordance with the provisions of this Certificate of Designation.

(b) Conversion Procedure. In order to exercise the conversion privilege hereunder, the holder of any shares of Series B Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series B Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice. Within three business days following the Corporation’s receipt of a written notice of conversion setting forth the number of shares of Series B Preferred Stock being converted (the “Conversion Notice”) is delivered by the holder to the Corporation, the Corporation shall issue the number of shares of Common Stock determined pursuant to this Section 4, which shares of Common Stock may be certificated or in book entry form as the Corporation may elect. In case of conversion hereunder of only a part of the shares of Series B Preferred Stock held by the holder, the Corporation shall update its stock ledger for the Series B Preferred Stock to reflect the holders’ shares of Series B Preferred Stock which have not been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

(c) Maximum Conversion. (i) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series B Preferred Stock be converted as to a holder if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock beneficially owned by such holder at such time, the number of shares of Common Stock which would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “Blocker”); provided, however, that the holder may, upon the holder providing the Corporation with sixty-one (61) days’ advance written notice (the “4.99% Waiver Notice”), amend this Section 5(c)(i) to increase the Blocker to up to 9.99%.

(ii) Notwithstanding anything to the contrary set forth in this Certificate of Designation, and for the avoidance of doubt, at no time may all or a portion of the Series B Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the holder at such time, would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time.

Section 4. Other Provisions.

(a) Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series B Preferred Stock from time to time outstanding.

(b) Record Holders. The Corporation and its transfer agent, if any, for the Series B Preferred Stock may deem and treat the record holder of any shares of Series B Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 5. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock.

Section 6. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series B Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series B Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series B Preferred Stock and the conversion ratio therefore shall be proportionately adjusted, such that the holder be entitled to receive such consideration as if such number of shares of Series B Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Section 7. Equal Treatment of Holders. No consideration (including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series B Preferred Stock. For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all holders of the Series B Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series B Preferred Stock or otherwise.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate this 13th day of December 2022.

By: /s/ Brandon Torres Declet

Name: Brandon Torres Declet

Title: Chief Executive Officer

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